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                                                                    EXHIBIT 22.1

                             BANCFIRST CORPORATION

                                 SUBSIDIARIES

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
                                                          STATE OF           PERCENTAGE
SUBSIDIARY NAME                                         INCORPORATION       OF OWNERSHIP
BancFirst                                                 Oklahoma            100.00%
Express Financial Corporation Corporation                 Oklahoma            100.00%
Citibanc Insurance Agency, Inc.                           Oklahoma            100.00%
BancFirst Agency, Inc.                                    Oklahoma            100.00%
BancFirst Investment Corporation                          Oklahoma            100.00%
Kingfisher Bank & Trust Co.                               Oklahoma            100.00%
BFC Capital Trust I                                       Delaware            100.00%
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